Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s second quarter 2012 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, August 8, 2012. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ second quarter 2012 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 8, 2012. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income, GAAP net income to EBITDA and free cash flow, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am pleased to report that revenue in the second quarter grew 10 percent sequentially driven by improved demand across all of our geographies and end markets as we continued to gain market share. The quarter benefited from the ramping of new projects for our products used in smartphones and tablets, where Diodes is very well positioned. As you may recall, we achieved stronger than seasonal results last quarter, which proved to be the low point in the demand cycle. This above-market growth has resulted in market share gains and serves as the basis for continued growth in the second and third quarters.

Additionally, margins improved in the second quarter as we began to slowly shift our mix to higher margin products, while also benefiting from our new product initiatives and manufacturing efficiency improvements. When the demand and pricing environment improves, we can continue to transition available capacity to higher margin products to further enhance our product mix and margins.

At the end of the quarter, we completed the construction of our Chengdu facility. We have begun the process of obtaining final acceptance of the building and are now installing power, which may take 9 to 10 months. We plan to close our pilot line and move it to the new facility and start production mid-year next year. Further equipment additions to the building will be made in line with market requirements. This facility will be an important asset for our future growth and expansion.

As we look to the second half of 2012, we are approaching the challenging environment cautiously as we began to see demand moderate in June and growth in China is proving to be softer than expected. That said, we still expect to achieve continued growth in the third quarter and have made targeted capital expenditures in our Shanghai facilities to increase capacity for specific packages and products. We remain focused on increasing design win activity, capitalizing on the introduction of new products and overall efficiencies.

With that, I will now turn the call over to Rick to discuss our second quarter financial results and third quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the second quarter 2012 was $159.2 million, an increase of 10.0 percent over the $144.7 million in the first quarter 2012, and a decrease of 6.2 percent from the record quarterly revenue of $169.8 million in the second quarter 2011. Revenue was up sequentially due to continued improvement in demand across all of the Company’s geographies and end markets.

Gross profit was $41.0 million, or 25.8 percent of revenue, in the second quarter 2012 compared to $33.7 million, or 23.3 percent of revenue, in the first quarter 2012, and $55.6 million, or 32.8 percent, in the second quarter 2011. Gross profit margin improved sequentially due to a greater mix of higher margin products combined with the benefit of manufacturing efficiencies.

Total operating expenses for the second quarter were $32.7 million, or 20.6 percent of revenue, including a $1.4 million gain on sale of assets. Without consideration of the gain in the second quarter, operating expenses were $34.1 million, or 21.4 percent of revenue, compared to $30.4 million, or 21.0 percent, last quarter. This compared to $30.3 million, or 17.8 percent of revenue, in the second quarter 2011. The increase in operating expenses above our guidance was due primarily to an approximately $1.0 million bad debt reserve, or about $0.02 per diluted share, related to an Asia distributor that was terminated. Without consideration of the gain on sale of assets and this bad debt reserve, operating expenses would have been 20.8 percent of revenue in the second quarter.

Looking specifically at Selling, General and Administrative expenses for the second quarter, SG&A was approximately $24.8 million, or 15.5 percent of revenue, compared to $22.1 million, or 15.3 percent of revenue, in the first quarter 2012 and $22.6 million, or 13.3 percent of revenue, in the year ago quarter.

Investment in Research and Development for the second quarter was approximately $8.2 million, or 5.2 percent of revenue, compared to $7.2 million, or 5.0 percent of revenue, in the first quarter 2012, and $6.5 million, or 3.8 percent of revenue in the second quarter 2011. We continue to increase our investment in R&D to further advance our new product initiatives.

Total Other Income amounted to approximately $250,000 for the second quarter.

Income Before Income Taxes and Noncontrolling Interest in the second quarter 2012 amounted to $8.6 million, compared to income of $6.2 million in the first quarter 2012, and $23.4 million in the second quarter 2011.

Turning to income taxes, our effective income tax rate in the second quarter was 10.0 percent, which was within our guidance of 7 to 13 percent.

GAAP net income for the second quarter was $6.7 million, or $0.14 per diluted share, compared to GAAP net income of $4.9 million, or $0.10 per diluted share, in the first quarter 2012, and GAAP net income of $18.0 million, or $0.38 per diluted share, in the same quarter last year. The share count used to compute GAAP diluted EPS for the second quarter was 46.9 million shares.

Second quarter Non-GAAP adjusted net income was $6.4 million, or $0.14 per diluted share, which excluded, net of tax, approximately $800,000 of non-cash acquisition related intangible asset amortization costs and a $1.1 million gain on the asset sale. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in second quarter GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.

Cash flow from operations for the second quarter was $16.8 million.

Net cash flow for the quarter was a negative ($8.4 million), due mainly to a $9.5 million pay-off of a short-term line of credit; and

Free cash flow was a $4.5 million increase, including $12.3 million in capital expenditures.

Turning to the balance sheet, at the end of the second quarter, we had approximately $168 million in cash and cash equivalents. Working capital was approximately $373 million.

At the end of the second quarter, inventory was approximately $138 million, a $4 million increase from the approximately $134 million in the first quarter 2012. Inventory days improved to 105 in the second quarter, compared to 118 days last quarter. Inventory in the quarter reflects a $1.8 million increase in raw materials and a $1.6 million increase in finished goods, while work-in-process remained relatively flat.

At the end of the second quarter, Accounts receivable was approximately $150 million and A/R days improved to 83, compared to 86 last quarter.

Capital expenditures in the second quarter totaled $15.2 million and $31 million for the first six months 2012. CapEx in the second quarter included $1.4 million for the Chengdu building construction. Excluding this amount, CapEx was 8.7 percent compared to 5.2 percent of revenue last quarter. For 2012, excluding Chengdu building expenditures, we expect CapEx to be at the lower end of our 10 to 12 percent of revenue model.

Depreciation and amortization expense for the second quarter was $15.6 million.

Turning to our Outlook…

As Dr. Lu mentioned, we are approaching the second half of the year cautiously, but remain focused on executing on our profitable growth model. We expect revenue in the third quarter to increase to a range between $162 million and $170 million. We expect gross margin to be 28 percent, plus or minus 2 percent. Operating expenses in third quarter are expected to be 21.4 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the third quarter are anticipated to be approximately 47.2 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick mentioned, revenue was up sequentially driven equally by all regions across our end markets. Growth was led by computing, which was coming off a seasonally low first quarter. Consumer also grew sequentially due to strong increases from smartphones and tablets, partially offset by weakness in LED TVs, which we expect to rebound in the third quarter. We also achieved broad-based growth in the industrial market in North America and Europe following solid increases last quarter across all regions.

POS sales were up 13 percent sequentially, while OEM sales were up 6 percent. Distributor inventory was down one percent and global inventory is in line and under three months.

Turning to Global Sales, Asia represented 77 percent of revenue, Europe 12 percent and North America 11 percent.

Our end market breakout consisted of consumer representing 32 percent of revenue, computing 27, industrial 22, communications 16, and automotive 3 percent.

Our achievement of solid revenue growth in the quarter was primarily driven by new products as we further benefit from our new product initiatives and increased content with customers. We continue to make significant advances on our SBR® and MOSFET products, specifically in solutions for portables, power and lighting, and we also saw strong gains on Bi-polar transistors in the quarter. We achieved record revenue for our CMOS LDOs, made further advances with our LNB controllers for DBS applications, and grew our logic products by 3X as we gain additional revenue and design momentum. Overall, design win activity remains strong across all regions, and we have a solid pipeline going into the second half of the year.

In the second quarter, our discrete product introductions totaled 54 new products across 14 product families.

Diodes once again proved its commitment to penetrating high-growth, high-volume applications with product releases focused specifically on the portable device segment. We are targeting a wide range of devices including smartphones, handsets and tablets by leveraging our packaging expertise to create new Wafer Level Chip Scale Package (WLCSP) platforms. These efforts further reinforce our position in miniature packaged devices and confirm Diodes leadership in power density and space-saving.

The launch of our family of WLCSP MOSFET’s is an important milestone in Diodes’ development of both wafer and packaging level technology. These devices are developed specifically for the portable market, in particular for smartphones and tablet PC’s. We anticipate significant adoption of these devices and ramping volume in the second half of the year. Diodes will use this technology as a springboard to further develop product families across our entire discrete portfolio in the coming quarters.

Other notable launches in the period that showcase our packaging expertise aimed at space-constrained portable devices, include low Vf Schottky’s in the tiny DFN0603 package; a low Vf SBR® bridge rectifier in the ultra-small DFN3030-4 package; BJT’s in the miniature DFN1006; a functional array (ASMCC) for wireless charger applications; and a range of dual ultra-miniature BJT’s and switching diodes in SOT963 packaging.

In addition to our strong design wins for the portable segment, we also achieved significant wins in computing, LED TV, solar, consumer goods and automotive applications confirming Diodes position as an innovative broad-based supplier of discretes.

Turning to analog new product introductions, we released 28 new analog products across 4 product families. New product highlights include the expansion of our line of Hall Effect switches with the release of the AH1892. This device is the market’s smallest Omnipolar Hall sensor and offers user-selectable sensitivity and a micropower sleep mode, making it very attractive for portable battery-operated equipment such as cell phones, ultrabooks, and tablets.

Further expanding our support of the consumer market, we also released the AP9060, an over-voltage clamp designed to protect the latest generation of power management units for portable applications, such as smartphones and USB “on-the-go” enabled handheld devices.

Also in the consumer products space, we had continued design win momentum for our LDO, USB power switch and standard linear products as well as major wins for our DC-DC converters into cable modem systems. Leveraging our strong system-level knowledge and support of the satellite receiver and set-top box market, we released the ZLPM8000 series of devices. These cost-effective, feature-rich and highly-efficient devices offer a reliable and innovative LNB power management and control solution within the set-top box. New product acceptance and early revenue growth has been very promising across our satellite products during the quarter.

Turning to our logic products, we released two new families of LVC devices to complement and deepen our range of single, dual, and multi-gate LVC products. These devices support a wide array of computing and consumer applications. We are seeing continued market interest for our expanding logic portfolio and secured two significant design wins in support of tablet applications that will ramp in the back half of the year. We are very pleased with the progress we have made with this new product family and are encouraged by the large volume design opportunities we have secured for these products to date.

As we look to the third quarter, we expect to continue to grow revenue and gain market share in spite of the market environment. We remain focused on ramping new projects for our products used in smartphones and tablets, and also expect to benefit from a rebound in LED TVs. We believe our profitable growth model will continue to produce above industry average returns and produce consistent value to our shareholders.

With that, I’ll open the call for questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.